UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2024

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

U.S. Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tamarind Reef
Christiansted, U.S. Virgin Islands 00820
(Address of principal executive offices including zip code)

(704) 275-9113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AAMC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of January 11, 2024 (the “Effective Date”), Altisource Asset Management Corporation (“AAMC” or the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Luxor Capital Group LP, Luxor Capital Partners Offshore Masters Fund, LP, Luxor Capital Partners, LP, Luxor Wavefront, LP, Luxor Spectrum, LLC, and Thebes Offshore Master Fund, LP (collectively, “Luxor”) and Nathaniel Redleaf, a former AAMC director (together with AAMC and Luxor, the “Parties”).

Under the terms of the Settlement Agreement:

•Luxor surrendered all 144,212 shares of AAMC Series A Convertible Preferred Stock (the “Preferred Shares”) it held to AAMC. Luxor and AAMC agreed that their related Securities Purchase Agreement dated March 13, 2014 (the “SPA”), along with the Certificate of Designations dated March 17, 2014 attached thereto (the “Certificate”), are void and all rights thereunder are extinguished.

•The Company shall provide the following consideration to Luxor:
•A $1,000,000 cash payment within five (5) days of the Effective Date, plus
•Three Promissory Notes in the following principal amounts and durations:
•A Note in the principal amount of $2,000,000 due and payable on the three (3) year anniversary of the Effective Date;
•A Note in the principal amount of $3,000,000 due and payable on the five (5) year anniversary of the Effective Date; and
•A Note in the principal amount of $6,000,000 due and payable on the eight (8) year anniversary of the Effective Date.
Each Note bears annual interest at either 7.5% on a cash basis or 10% paid-in-kind (“PIK”) basis, at the election of AAMC. The Company shall refrain from making common stock repurchases or issuing dividends at any time the PIK option is in effect and is subject to certain additional covenants enumerated in the Notes.

•The Company shall also pay Luxor 50% of any proceeds received in respect of its damage claims in the action brought by Erbey Holding Corporation pending in USVI Superior Court with case number SX-2018-CV-146, up to a cumulative payout cap to Luxor of $50,000,000.

a.The Parties agreed and stipulated to the dismissal with prejudice of the following actions: (i) Luxor Capital Group LP, et. al v. Altisource Asset Management Corporation filed in the Supreme Court of the State of New York in the County of New York, with index number 650746/2020 (including Luxor’s withdrawal of its pending request for further appellate review by the New York Court of Appeals), and (ii) Altisource Asset Management Corporation v. Nathaniel Redleaf et. al pending in the United States District Court for the District of the Virgin Islands, with case number 1:23-cv-00002. The Parties exchanged mutual releases of their respective claims relating to the aforesaid actions, SPA and Certificate, as applicable, and agreed that the Settlement Agreement shall not be construed as an admission that any of the Parties violated the law, breached any contract or committed any wrong whatsoever.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2023, the Company received a written notice from the New York Stock Exchange (“NYSE” or the “Exchange”) that the NYSE would delist the Company’s shares of common stock from the Exchange. NYSE Regulation staff had determined that the Company was no longer qualified for listing pursuant to Section 1009(a) of the NYSE American Company Guide, citing non-compliance with the Stockholders’ Equity requirements provided in Sections 1003(a)(i), (ii) and (iii) thereof.

As a result of the Settlement Agreement, which has the effect of increasing the Company’s Stockholders’ Equity to an amount exceeding $6,000,000, the NYSE informed the Company that its notice of intent to delist the Company’s common stock would be rescinded.

Item 7.01 Regulation FD

On January 16, 2024, the Company issued a press release announcing the entry into the Settlement Agreement, as described in Item 1.01 of this Current Report on Form 8-K.

The press release is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for any other purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Settlement Agreement, dated January __, 2024, by and between Luxor Capital Group, LP; Luxor Capital Partners Offshore Master Fund, LP; Luxor Capital Partners, LP; Luxor Wavefront, LP; Luxor Spectrum, LLC; and Thebes Offshore Master Fund, LP, Nathaniel Redleaf, and Altisource Asset Management Corporation
99.1	Press Release dated January 16, 2024.
101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation
January 16, 2024	By:	/s/ Richard G. Rodick
Richard G. Rodick Chief Financial Officer